Exhibit 10.6

WATON FINANCIAL LIMITED

2024 GLOBAL EQUITY INCENTIVE PLAN

ADOPTED on November 18th 2024 and AMENDED on 15 January 2025

TABLE OF CONTENTS

1.	PURPOSE	1

2.	DEFINITIONS	1

3.	SHARES SUBJECT TO THE GLOBAL EQUITY INCENTIVE PLAN	6

4.	ELIGIBILITY	6

5.	OPTIONS	6

6.	SHARE APPRECIATION RIGHT ("SAR")	7

7.	RESTRICTED SHARE UNITS ("RSU")	8

8.	TERMINATION OF EMPLOYMENT	9

9.	PAYMENT	10

10.	PERFORMANCE CRITERIA	11

11.	TRANSFERABILITY	11

12.	RESTRICTIONS ON PARTICIPANT’S GAIN UNDER THE AWARDS	11

13.	EVIDENCE OF INSTRUMENTS	11

14.	EXCHANGE AND BUYOUT OF AWARDS	12

15.	CORPORATE TRANSACTIONS, SPIN-OFF TRANSACTIONS AND RECAPITALIZATIONS	12

16.	ADMINISTRATION OF THE GLOBAL EQUITY INCENTIVE PLAN	13

17.	TERMINATION OR AMENDMENT OF THE GLOBAL EQUITY INCENTIVE PLAN	14

18.	NO RIGHT TO EMPLOYMENT	14

19.	SUCCESSORS AND ASSIGNS	14

20.	REGULATORY COMPLIANCE	15

21.	TAXES	15

22.	NOTICES	15

23.	GOVERNING LAW	16

24.	TERM OF THE GLOBAL EQUITY INCENTIVE PLAN	16

i

WATON FINANCIAL LIMITED
(THE "COMPANY")

2024 GLOBAL EQUITY INCENTIVE PLAN

1.	PURPOSE

1.1
The purpose of the 2024 Global Equity Incentive Plan is to provide eligible employees, directors, consultants and sub-contractors of the Company and its Affiliates the ability to share in the Company’s future success. Through this Global Equity Incentive Plan, the Company has established a framework for offering eligible employees, directors, consultants and sub-contractors an opportunity to benefit from the success of the Company and its Affiliates, with appropriate modification through Sub-Plans for relevant jurisdictions (if any).

2.	DEFINITIONS

The following capitalised terms, as used in the Global Equity Incentive Plan, shall have the respective meanings set forth in this Section:

2.1.1	"Act" means the BVI Business Companies Act, 2004 (as amended).

2.1.2
"Affiliate" means (i) any entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Board, any person or entity in which the Company has a significant interest as determined by the Board in its discretion. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.1.3
"Award" means the grant by the Company of Options, Restricted Share, Restricted Share Units (RSUs), Share Appreciation Rights (SARs) and any other share-based grant, pursuant to the Global Equity Incentive Plan.

2.1.4
"Board" means the board of directors of the Company, or a committee to which the board of directors shall have delegated power to act on its behalf with respect to the Plan. If a committee is appointed it shall consist of such number of members (but not less than two (2)) as may be determined by the Board.

2.1.5	"Company" means Waton Financial Limited, a BVI business company, limited by shares, under the BVI Business Companies Act 2004 (as amended).

2.1.6
"Disability" means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more or, if different, the meaning ascribed to the term under the laws of the country in which a Participant resides. A determination that a Participant is has a Disability shall be made by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

2.1.7
"Exercise Date" means the date upon which a Participant exercises his or her rights under an Option or Stand-Alone SAR (as defined in section 6.2) or surrenders an unexercised Option in in order to receive a distribution under a Tandem SAR (as defined in section 6.2);

2.1.8	"Exercise Price" means the price to be paid to exercise a Share Appreciation Right, as determined pursuant to Section 6.2.5 of the Global Equity Incentive Plan.

2.1.9
"Fair Market Value" means, as of any date, the value of a Share determined as follows: (i) if the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) if the Company’s shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Company’s shares on the last market trading day prior to the day of determination; or (iii) in the absence of an established market for the Company’s shares, the Fair Market Value shall be determined in good faith by the Board (including in accordance with an independent third party valuation of the Company which may be obtained by the Board).

2.1.10	"Global Equity Incentive Plan" means this Waton Financial Limited's 2024 Global Equity Incentive Plan.

2.1.11
"Merger Transaction" or "Merger" means, any liquidation event, deemed liquidation event, and/or any other similar or parallel definition as determined by the Board, excluding any Re-organization or Spin-off Transaction, and including, for the avoidance of doubt (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or (ii) a sale of all or substantially all of the shares of the share capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation including a reverse triangular merger but excluding a merger which falls within the definition of Re-organization.

2.1.12
"Misconduct" means any activity by a Participant that is determined by the Board in its sole and absolute discretion to adversely affect the business or affairs of the Company or any Affiliate in a material manner, including but not limited to the following situations:

(a)	any act of embezzlement, fraud, or dishonesty by a Participant;

(b)	non-payment of any obligation owed to the Company or any Affiliate;

(c)	breach of a fiduciary duty to the Company or any Affiliate;

(d)	deliberate disregard of Company rules or the rules of any Affiliate resulting in loss, damage, or injury to the Company or any Affiliate;

(e)	unauthorized disclosure or use of any Company or any Affiliate trade secret, proprietary data, or confidential information;

(f)	engagement in any unfair competition with the Company or any Affiliate;

(g)	the breach of a non-competition agreement;

(h)	inducement of any customer of the Company or Affiliate to breach a contract with the Company or any Affiliate;

(i)	inducement of any principal for whom the Company or any Affiliate acts as agent to terminate such agency relationship; and

(j)	Gross misconduct or criminal activity harmful to the Company or an Affiliate.

2.1.13	"Option" means an Award of a right to purchase Shares at a set Option Price and subject to a Vesting Period pursuant to Section 5.2 of the Global Equity Incentive Plan.

2.1.14	"Option Price" means the price to be paid to acquire a Share under the terms of an Option, as determined pursuant to Section 5.4 of the Global Equity Incentive Plan.

2.1.15	"Participant" means an employee, director, consultant or sub-contractor of the Company or its Affiliates who is selected by the Board to participate in the Global Equity Incentive Plan.

2.1.16	Performance Factor(s)" means the factor(s) selected by the Board upon which the performance criteria established by the Board will be based, which may include, but are not limited, to the following:

(a)	Revenue;

(b)	Earnings;

(c)	Operating Income;

(d)	Income before Income taxes;

(e)	Net income;

(f)	Earnings per share;

(g)	Shareholder return;

(h)	Return on capital employed;

(i)	Return on equity;

(j)	Return on sales;

(k)	Cash flow;

(l)	Shareholder’s economic added value;

(m)	Results on individual confidential business objectives (strategic, tactical or personal); and/or

(n)	Any other performance factors determined by the Board to contribute and/or which have contributed to the Company operation and/or performance and/or shareholder’s value creation.

2.1.17	"Performance Period" means the period of service determined by the Board during which the Participant’s satisfaction of performance criteria is to be measured for Awards.

2.1.18	"Purchase Price" means the price paid to acquire an RSU, as determined under Section 7.2 of the Global Equity Incentive Plan.

2.1.19	"Restricted Share Unit (RSU)" means a right to acquire a Share for a Purchase Price, which is granted pursuant to Section 7 of the Global Equity Incentive Plan.

2.1.20
"Share Appreciation Right (SAR)" means a right to receive the difference between the Fair Market Value of a Share on the Exercise Date and the Exercise Price pursuant to Section 6 of the Global Equity Incentive Plan.

2.1.21
"Spin-off Transaction" means, any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the Shareholders hold equal stakes, pro-rata to their ownership of the Company.

2.1.22
"Re-organization" means, any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the ordinary shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the Shareholders prior to such transaction and thereafter.

2.1.23
"Share" or "Shares" means an ordinary voting share in the Company with no par value (as may be adjusted pursuant to any consolidation, subdivision, conversion, reduction or other reorganization of the capital of the Company).

2.1.24	Shareholder" means a holder of Shares.

2.1.25	"Sub-Plan" means rules or procedures adopted by the Board in order for the grant of Awards under the Global Equity Incentive Plan to comply with the laws of the relevant jurisdiction.

2.1.26
"Termination" or "Terminated" means that a Participant has for any reason ceased to provide services as an employee, director, consultant or sub-contractor to the Company or an Affiliate. An employee is not deemed to have ceased to provide services in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Board, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a formal policy adopted from time to time by the Company or an Affiliate and issued and promulgated to employees in writing.

2.1.27
In the case of an employee’s approved leave of absence, subject to the laws of the relevant jurisdiction, the Board may make such provisions to suspend the Vesting of an Award during the period of leave from the employ of the Company or an Affiliate as it may deem appropriate, provided that in no event may an Award be exercised after the expiration of the term set forth in the Option Agreement. The Board shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which a Participant ceased to provide services (the "Termination Date").

2.1.28
"Listing Date" means the date of an initial public offering of Shares or securities in respect of Shares in conjunction with a listing or quotation of Shares or securities in respect of Shares on a Recognised Exchange.

2.1.29	"Lock-Up Period" means the mandatory lock-up period beginning on the Listing Date and ending two (2) years from the Listing Date.

2.1.30	"Recognised Exchange" has the meaning given to that term in the Act.

2.1.31
"Vesting" means the process of satisfying any condition required such that the Award is not subject to forfeiture "Vested" means the point in time when a Participant’s Award is unconditional and absolute. The period of time from the grant of an Award to the date when a Participant’s Award is Vested is the "Vesting Period."

3.	SHARES SUBJECT TO THE GLOBAL EQUITY INCENTIVE PLAN

3.1
Subject to Section 15 of the Global Equity Incentive Plan, the total number of Shares reserved and available for grant and issuance under the Global Equity Incentive Plan shall be 10,245,000 Shares. The Shares subject to the Global Equity Incentive Plan may consist of authorized and unissued Shares and of previously issued Shares reacquired and held by the Company as treasury shares. Shares subject to an Award that expires, terminates or is cancelled shall be available for grant or issuance under the Global Equity Incentive Plan to satisfy any Award. Upon termination of the Global Equity Incentive Plan, any Shares that remain unissued and are not subject to an outstanding Award shall cease to be available for the purposes of the Global Equity Incentive Plan.

3.2	Only whole numbers of Shares may be acquired under an Award. Any fractional Shares will not be issued to a Participant.

4.	ELIGIBILITY

4.1	The Board may grant one or more Awards to any Participant.

5.	OPTIONS

5.1
Form of Option Grant. Each Option granted under the Global Equity Incentive Plan shall be evidenced by an agreement ("Option Agreement") in such form and containing such provisions as the Board shall determine which shall comply with and be subject to the terms and conditions of the Global Equity Incentive Plan and any applicable Sub-Plan.

5.2
Vesting Period. Subject to a Participant’s continued employment or service with the Company or an Affiliate, Options shall vest upon completion of: (a) a certain number of months or years of services with the Company or an Affiliate; and/or (b) performance criteria based on one or more Performance Factors as determined by the Board and as set forth in the Option Agreement.

5.3
Exercise of Options. A Participant may exercise an Option, or a part thereof, only to the extent that such Option has Vested and any conditions set forth in an Option Agreement or Sub-Plan have been satisfied. An Option may be exercised only by delivery to the Company of an exercise notice in a form approved by the Board together with payment in full of the aggregate Option Price for the number of Shares as to which an Option is exercised.

5.4
Option Price. The Option Price shall be determined by the Board when such Option is granted. After the grant of an Option, the Board shall not amend the Option Price or grant an Option in substitution of an outstanding Option with a different Option Price than the Option Price of such Outstanding Option, except as provided under Section 15 of the Global Equity Incentive Plan.

5.5
Shareholder Rights. a Participant shall not be entitled to receive dividends, exercise voting rights, or exercise any other rights of a shareholder with respect to Options until the Participant has exercised the Option pursuant to Section 5.3 of the Global Equity Incentive Plan and the Shares have been issued or transferred to such Participant.

5.6	Option Term. The term of an Option shall be determined by the Board provided, however, that no Option shall be exercisable after the fifth (5th) anniversary of the date an Option is granted.

5.7
Restriction on Transfer and Sale. The Board may determine that the Shares issued or transferred to a Participant pursuant to the exercise of an Option shall be restricted as to transferability and sale. If so restricted, such Shares shall not be sold, transferred, or disposed of in any manner contrary to the terms of such restriction, and such Shares shall not be pledged or otherwise hypothecated until the restriction expires by its terms. The terms of any such restriction, the circumstances under which any such restriction shall expire and any applicable sanction for non compliance with such restriction, shall be determined by the Board.

6.	SHARE APPRECIATION RIGHT ("SAR")

6.1
Form of SAR Grant. Each SAR granted under the Global Equity Incentive Plan shall be evidenced by an agreement ("SAR Agreement") in such form and containing such provisions as the Board shall determine which shall comply with and be subject to the terms and conditions of the Global Equity Incentive Plan and any applicable Sub-Plan.

6.2	Grants. The Board may grant: (i) a SAR independent of an Option (a "Stand-Alone SAR"); or (ii) a SAR in connection with an Option, or a portion thereof (a "Tandem SAR").

6.2.1
A Stand-Alone SAR shall. cover a specified number of underlying Shares as determined by the Board. Upon exercise of a Stand-Alone SAR, a Participant shall be entitled to receive a distribution from the Company of (i) cash in an amount equal to the number of Shares covered by the. SAR multiplied by the difference between the Fair Market Value of a Share on the Exercise Date and the Exercise Price; (ii) Shares with a value equal to the number of Shares covered by the SAR multiplied by the difference between the Fair Market Value of a Share on the Exercise Date and the Exercise Price; or (iii) a combination of Shares and cash, as the Board shall deem appropriate.

6.2.2
A Tandem SAR gives the Participant the right to elect between (i) the exercise of the underlying Option pursuant to Section 5 of the Global Equity Incentive Plan for Shares; or (ii) the surrender of such unexercised Option, to the extent that such Option is exercisable pursuant to Section 5 of the Global Equity Incentive Plan, in exchange for a distribution of Shares and/or cash from the Company in an amount equal to the number of Options surrendered multiplied by the difference between the Fair Market Value of the Shares on the date the Options are surrendered and the aggregate Option Price of the Options surrendered. No such surrender of an Option shall be effective unless approved by the Board, either at the time an Option is surrendered or at any earlier time. If the surrender is so approved, then the distribution to which the Participant shall become entitled under this Section 6 may be made: (i) in Shares; (ii) in cash; or (iii) in a combination of Shares and cash, as the Board shall deem appropriate (and for these purposes, the value to be attributed to each Share that is so distributed shall be the Fair Market Value of the Shares on the date the relevant Options were surrendered). The number of Options surrendered shall be equal to the number of Tandem SARs exercised.

6.2.3
Vesting Period. A SAR shall vest upon completion of: (i) a certain number of months or years of service with the Company or an Affiliate; and/or (ii) performance criteria based on one or more Performance Factors as determined by the Board and as set forth in the SAR Agreement. The Board also may provide for a SAR to vest at one time, or a portion of a SAR to vest from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as shall be determined by the Board. At any time after the granting of a SAR, the Board may accelerate the Vesting of such SAR.

6.2.4
Exercise of a SAR. Except as otherwise provided in the Global Equity Incentive Plan, a Participant may exercise a SAR, or a part thereof, only to the extent that such SAR has Vested and any conditions set forth in a SAR Agreement have been satisfied. A SAR may be exercised only by delivery to the Company of an exercise notice in a form approved by the Board.

6.2.5	Exercise Price. The Exercise Price of a SAR shall be determined by the Board when a SAR is granted at such price as the Board shall determine.

7.	RESTRICTED SHARE UNITS ("RSU")

7.1
Form of RSU Grant. Each Award of RSUs under the Global Equity Incentive Plan shall be evidenced by an agreement ("RSU Agreement") in such form and containing such provisions as the Board shall determine which shall comply with and be subject to the terms and conditions of the Global Equity Incentive Plan and any applicable Sub-Plan.

7.2
Purchase Price. The Purchase Price shall be determined by the Board on the date such Award is made. After the Award of an RSU, the Board shall not amend the Purchase Price or grant an RSU in substitution of an outstanding RSU with a different Purchase Price than the Purchase Price of such outstanding RSU, except as provided under Section 15 of the Global Equity Incentive Plan.

7.3
Vesting Period. A RSU shall vest upon completion of: (a) a certain number of months or years of service with the Company or an Affiliate; and / or (b) performance criteria based on one or more Performance Factors as determined by the Board and as set forth in the RSU Agreement governing such RSU. At any time after the granting of a RSU, the Board may accelerate the Vesting of such RSU.

7.4
Issuance of Shares. Upon the Vesting and exercise of a RSU, the Company shall issue or cause there to be transferred to the Participant or their nominee/trustee (directly or indirectly), one Share in exchange for each RSU that has Vested and been exercised.

7.5
Restriction on Transfer and Sale. The Board may determine that the Shares issued or transferred to a Participant pursuant to an RSU shall be restricted as to transferability and sale. If so restricted, such Shares shall not be sold, transferred, or disposed of in any manner, and such Shares shall not be pledged or otherwise hypothecated until the restriction expires by its terms. The circumstances under which any such restriction shall expire and any applicable sanction shall be determined by the Board.

7.6
Shareholder Rights. A Participant shall not be entitled to receive dividends, exercise voting rights, or exercise any other rights of a shareholder with respect to RSUs until the RSUs have Vested and been exercised, and the Shares in question have been issued or transferred by the Company.

8.	TERMINATION OF EMPLOYMENT

8.1	Options and SARs.

8.1.1
Termination. If a Participant’s employment or service with the Company or an Affiliate is Terminated for any reason except death, retirement, Disability, or Misconduct, then such Participant may exercise his or her Option or SAR for a period of ninety (90) days after the Termination Date, or such shorter or longer time period as may be determined by the Board, but only to the extent that such Option or SAR is Vested on the Termination Date.

8.1.2
Termination Due to Death. If a Participant’s employment or service with the Company or an Affiliate is Terminated due to a Participant’s death, or if a Participant dies during the period provided for exercise of his or her Option or SAR following the relevant Termination Date in Sections 8.1(a) and 8.1(c), then such Participant’s Option or SAR may be exercised by his or her legal representative or authorized assignee for a period of six (6) months after the date of death, or such shorter or longer time period as may be determined by the Board, but only to the extent that such Option or SAR is Vested on the Termination Date.

8.1.3
Termination Due to Retirement. If a Participant’s employment with the Company or an Affiliate is Terminated due to such Participant’s retirement, within the meaning of any prevailing pension plan in which such Participant is a participant, then such Participant may exercise his or her Option or SAR after the Termination Date for the full term of the Option or SAR as set by the Board in the Option Agreement or SAR Agreement, but only to the extent that such Option or SAR is Vested on the Termination Date and subject to the provisions of an applicable Sub-Plan.

8.1.4
Termination Due to Misconduct. If a Participant’s employment or service with the Company or an Affiliate is Terminated for Misconduct or if a Participant engages in Misconduct after the Termination Date, any Option or SAR held by such Participant shall immediately expire and the Company shall dispatch notice or advice to the Participant either that the Participant has been Terminated due to Misconduct or the Participant has engaged in Misconduct after the Termination Date. Any exercise of rights under an Option or SAR following the date of Termination for Misconduct or engagement in Misconduct after the Termination Date but prior to the foregoing dispatch of notice or advice by the Company to the Participant shall not be effective and no issue or transfer of Shares or distribution of cash shall be made pursuant thereto. Subject to the laws of the relevant jurisdiction, the Board shall be the sole judge of whether the Participant’s employment or service is Terminated for Misconduct or the Participant engages in Misconduct. If an allegation of Misconduct by a Participant is made to the Board, the Board, in its sole discretion, may suspend the Vesting or the Participant’s ability to exercise his or her Option or SAR for up to two (2) months to permit the investigation of such allegation.

8.1.5
Termination Due to Disability. If a Participant’s employment or service with the Company or an Affiliate is Terminated due to Disability, then the Participant may exercise his or her Option or SAR for a period of twelve (12) months after the Termination Date, or such shorter or longer time period as may be determined by the Board, but only to the extent that such Option or SAR is Vested on the Termination Date.

8.1.6	Notwithstanding the other provisions of this Section 8.1, in no event may an Option or SAR be exercised after the expiration of five (5) vears from the date the Award is granted.

8.2	RSU

8.2.1
If a Participant’s employment or service with the Company or an Affiliate is Terminated, then such Participant shall be entitled to payment (whether in Shares, cash, or otherwise, as determined by the Board) with respect to an RSU Award only to the extent that the RSU has Vested as of the Termination Date in accordance with the RSU Agreement, unless the Board determines otherwise.

8.2.2
Accelerated delivery upon death. Upon Termination of employment with or service to the Company or an Affiliate by reason of Participant’s death, the Company shall, upon payment of the aggregate Purchase Price therefor, issue or transfer the Shares related to Restricted Share Units which have Vested at the time of the Participant’s death to the Participant’s legal representative or authorized assignee, at their request, within six months following the Participant’s death. Any Restricted Share Units that have not Vested at the date of a Participant’s death shall lapse and no Shares related to Restricted Share Units that have not Vested at the time of the Participant’s death shall be issued or transferred to the Participant’s heirs. Shares shall only be issued or transferred to a Participant’s legal representative or authorized assignee in accordance with this section 8.2(b) to the extent that the Participant’s legal representative or authorized assignee agrees to comply with the restrictions on the sale of Shares set forth in the Participant’s RSU Agreement, this Global Equity Incentive Plan and/or the applicable Sub-Plan.

9.	PAYMENT

9.1
Payment for Shares shall be made in cash or its equivalent (e.g., check) in the currency set out in the relevant RSU Agreement, SAR Agreement or Option Agreement or, if approved for a Participant by the Board, permitted by the laws of the relevant jurisdiction, and subject to the obtainment of a tax ruling issued by the tax authorities in the country of residence of the Participant, if required, by:

9.1.1	Set-off by the Company of the price to be paid for the Shares against any indebtedness of the Company to the Participant;

9.1.2
With respect to purchases of Shares upon exercise of an Option only, delivery of irrevocable instructions to a broker to sell sufficient Shares to be acquired upon the exercise of an Option to fund (net of all broking and other fees, taxes and charges) the payment of the aggregate Option Price and to deliver the aggregate Option Price to the Company from the proceeds of such sale; or

9.1.3	Any combination of the foregoing.

10.	PERFORMANCE CRITERIA

Prior to the grant of an Award subject to performance criteria, the Board shall: (a) determine the nature, length and starting date of any Performance Period for such Award; and (b) select from among the Performance Factors to be used to measure performance criteria. Prior to the payment of any Award, the Board shall determine the extent to which the performance criteria have been met. Performance Periods may overlap and a Participant may receive multiple Awards that are subject to different Performance Periods or have different performance criteria.

11.	TRANSFERABILITY

An Award granted under the Global Equity Incentive Plan and any interest therein shall not be transferable or assignable by any Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as otherwise determined by the Board subject to any applicable law. No purported assignment or transfer of an Award, whether voluntary or involuntary, by operation of law or otherwise shall vest in the purported assignee or transferee any interest or right therein whatsoever. Immediately upon any such purported assignment or transfer, or any attempt to make the same, such Award shall terminate and become of no further effect, except to the extent that such assignment or transfer is completed pursuant to the Global Equity Incentive Plan, an applicable Sub-Plan or an Award agreement.

12.	RESTRICTIONS ON PARTICIPANT’S GAIN UNDER THE AWARDS

12.1
The Company may impose a limit on the maximum gain that a Participant may realize from an Award. If imposed, the maximum gain that a Participant may realize from an Award shall be established by the Board.

12.2
The procedure for imposing the limit on the maximum gain shall be determined at the discretion of the Board and shall be set forth in the applicable Option Agreement, SAR Agreement, or RSU Agreement. In effecting any such limit on the maximum gain that a Participant may realize from an Award, the Board may reduce the number of Shares exercisable under an Award such that the benefit at the time of exercise does not exceed the limit on maximum gain set by the Board

13.	EVIDENCE OF INSTRUMENTS

All evidence of the instruments delivered under the Global Equity Incentive Plan shall be subject to such share transfer orders, legends, and other restrictions as the Board may deem necessary or advisable, including restrictions under any applicable law, or any rules, regulations, and other requirements of the securities authorities or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

14.	EXCHANGE AND BUYOUT OF AWARDS

The Board may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Board may at any time buy from a Participant an Award previously granted with payment in cash, Shares, or other consideration, based on such terms and conditions as the Board and the Participant may agree.

15.	CORPORATE TRANSACTIONS, SPIN-OFF TRANSACTIONS AND RECAPITALIZATIONS

15.1	Change in Capitalization

Subject to any required action by the Shareholders, the number of Shares subject to each outstanding Award that has not yet Vested or been exercised, and the number of Shares which have been authorized for issuance under the Global Equity Incentive Plan but as to which no Awards have yet been granted or which have been returned to the Global Equity Plan, and the per Share Exercise Price, Option Price or Purchase Price (as applicable) of each such Award, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse stock split, combination, consolidation, sub-division, reclassification or similar. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares in the Company of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The Board may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by any Award, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or similar.

15.2	Spin-Off Transaction.

In the event of a Spin-Off Transaction, the Board may determine that the holders of Awards shall be entitled to receive equity or replacement awards in respect of equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary Shareholders within the Spin-Off Transaction, taking into account the terms of the Awards, including the vesting schedule and exercise price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

15.3	Corporate Transactions

In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving company, (iii) a merger in which the Company is the surviving company but immediately after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges with the Company in such merger or that owns or controls another company that merges with the Company in such merger) cease to own their shares or other equity interests in the Company or (iv) the sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company’s shareholders (each, a "Corporate Transaction"), any or all outstanding Awards may be assumed, continued, converted or replaced by the successor or acquiring company  (if any), which assumption, continuance, conversion or replacement will be binding on all Participants.  In the alternative, the successor or acquiring corporation may substitute similar equity awards for outstanding Awards (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction) or provide substantially similar consideration to Participants as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards).  The successor or acquiring corporation may also substitute by issuing, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Participant than those which applied to such outstanding Shares immediately prior to such Corporate Transaction.  If such successor or acquiring corporation (if any) does not assume, continue, convert, replace or substitute outstanding Awards, as provided above, pursuant to a Corporate Transaction, the Board may, in its sole discretion, (but is not required to) provide for the accelerated vesting of such Awards so that such Options or Awards will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Board determines.  To the extent such Awards do not become vested prior to the consummation of the Corporate Transaction or, to the extent vested, are not exercised prior to the consummation of the Corporate Transaction, may at the Board's sole discretion, terminate upon such consummation.

16.          ADMINISTRATION OF THE GLOBAL EQUITY INCENTIVE PLAN

16.1	The Global Equity Incentive Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part as it determines.

16.2
Subject to the laws of the relevant jurisdiction, the Board is authorized to construe and interpret the Global Equity Incentive Plan, any Award agreement and any other agreement or document executed pursuant to the Global Equity Incentive Plan; prescribe, amend, and rescind rules and regulations relating to the Global Equity Incentive Plan or any Award; designate Participants to receive Awards; determine the form, timing and terms of Awards; determine the number of Shares or other consideration subject to Awards; determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under the Global Equity Incentive Plan or any other incentive or compensation plan of the Company or any Affiliate; grant waivers of conditions under the Global Equity Incentive Plan or an Award; determine the Vesting, ability to exercise and payment of Awards; correct any defect, supply any omission or reconcile any inconsistency in the Global Equity Incentive Plan, any Award or any Award Agreement; and make all other determinations necessary, advisable or desirable for the administration of the Global Equity Incentive Plan.

16.3
The Board may adopt rules or procedures relating to the operation and administration of the Global Equity Incentive Plan to accommodate the specific requirements of the law and procedures of a relevant jurisdiction. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of direct payments, payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, income tax withholding and reporting procedures, and handling of documents evidencing ownership of securities that vary with the laws of the relevant jurisdiction.

16.4
The Board may also adopt rules, procedures, or Sub-Plans applicable to particular Affiliates of the Company. The rules of the Sub-Plans may take precedence over other provisions of this Global Equity Incentive Plan, with the exception of Section 3. Unless otherwise superseded by the terms of a Sub-Plan, the provisions of the Global Equity Incentive Plan shall govern the operation of the Sub-Plan.

16.5
Any decision of the Board in the interpretation and administration of the Global Equity Incentive Plan and any applicable Sub-Plan shall be final, conclusive and binding on the Company, the Participants and any other parties that may have an interest in any Award under the Global Equity Incentive Plan and an applicable Sub-Plan.

17.	TERMINATION OR AMENDMENT OF THE GLOBAL EQUITY INCENTIVE PLAN

17.1
The Board may amend, alter, or discontinue the Global Equity Incentive Plan, provided that no amendment, alteration, or discontinuation shall be made that, without the consent of a Participant, would diminish any of the rights of that Participant under any Award previously granted to such Participant under the Global Equity Incentive Plan. Notwithstanding the provisions of this Section 17, the Board may amend the Global Equity Incentive Plan in such manner as it deems necessary to permit Awards to meet the requirements of the laws of the relevant jurisdiction.

18.	NO RIGHT TO EMPLOYMENT

18.1
The granting of an Award under the Global Equity Incentive Plan shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment of such Participant.

19.          SUCCESSORS AND ASSIGNS

19.1
The Global Equity Incentive Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

20.	REGULATORY COMPLIANCE

20.1
An Award shall not be effective unless such Award is in compliance with all applicable laws, rules, and regulations of any governmental body of any country that may have jurisdiction over matters related to the Global Equity Incentive Plan, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance or transfer. Notwithstanding any other provision in the Global Equity Incentive Plan, the Company shall have no obligation to issue or transfer Shares or make any payments under the Global Equity Incentive Plan prior to obtaining any approvals and completing any registration, filing, or notification requirements under any law or ruling of any governmental body of any country, including the registration, qualification, or listing requirements of any securities law, stock exchange or automated quotation system, that the Company determines are necessary or advisable. The Company shall be under no obligation to obtain any approvals or complete any registration, filing, or notification requirement of any governmental body of any country, including the registration, qualification or listing requirements of any securities law, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

21.	TAXES

21.1
The Company shall determine its responsibilities with respect to the withholding and reporting requirements of income tax, social insurance, Value Added Tax, payroll tax and any other tax matter ("Tax-Related Items") in connection with a Participant’s participation in the Global Equity Incentive Plan and an applicable Sub-Plan, including the grant of Awards, the exercise of such Awards, the acquisition of Shares pursuant to those Awards or the subsequent sale of Shares acquired under the Global Equity Incentive Plan. Prior to each of the aforementioned events, each Participant shall make adequate arrangements, acceptable to the Company and/or the Affiliate employing the Participant, to satisfy all withholding obligations of the Company and/or the Affiliate employing the Participant. At such time, the Company and/or the Affiliate and/or a trustee designated by the Company and/or an Affiliate may withhold all applicable Tax-Related Items and the Company and/or the Affiliate may sell or arrange for the sale of Shares purchased by the Participant to meet the minimum withholding obligations for Tax-Related Items. The Company and/or the Affiliate employing the Participant and/or a trustee designated by the Company and/or an Affiliate will return to the Participant any estimated withholding that is collected but not required in satisfaction of the Tax-Related Items. To the extent that a Participant is unable to satisfy the payment of Tax-Related Items by the foregoing methods, the Participant shall pay to the Company or the Affiliate employing the Participant and/or the trustee designated by the Company and/or an Affiliate any amount of the Tax-Related Items that such entity may be required to withhold as a result of his or her participation in the Global Equity Incentive Plan, in the manner and at the time as determined by the Company.

22.	NOTICES

22.1
All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested), or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise), (1) to the Company at Room 3605-06, 36/F, Tower 6 The Gateway, The Harbour City, Tsim Sha Tsui, Kowloon, HK

any other email address notified to the Participant for this purpose, and (2) to the Participant at the address appearing in the personnel records of the Company or an Affiliate for the Participant or (3) to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

23.	GOVERNING LAW

23.1	The Global Equity Incentive Plan, all agreements there under and any related matter shall be governed by the laws of the British Virgin Islands,

24.	TERM OF THE GLOBAL EQUITY INCENTIVE PLAN

24.1	The Global Equity Incentive Plan shall be adopted and effective on and from November 18th 2024.

24.2
The Global Equity Incentive Plan shall terminate on the tenth anniversary of the Global Equity Incentive Plan becoming effective. No new Awards shall be made after such date, but existing Awards may continue to Vest and be exercised after such date in accordance with the terms applicable to them under the relevant Award agreement, the Global Equity Incentive Plan and any applicable Sub-Plan.